EXHIBIT 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 20, 2003, between Daniel Smith (the “Executive”) and Florists’ Transworld Delivery, Inc. (“FTD”).

WHEREAS, the parties hereto previously entered into a letter agreement dated as of November 12, 2002 (the “Letter Agreement”), setting forth the terms of the Executive’s employment with FTD, and, in connection therewith, a Confidentiality and Non-Competition Agreement dated as of November 12, 2002 (the “Confidentiality and Non-Competition Agreement”); and

WHEREAS, the parties desire to modify certain terms of the Executive’s employment with FTD and replace and supercede the Letter Agreement with this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and in the Confidentiality and Non-Competition Agreement, FTD and the Executive hereby agree as follows:

1.	Duties. The Executive shall serve as Executive Vice President, FTD.COM or in a substantially similar position with any entity that acquires FTD or all or substantially all of FTD’s assets through May 31, 2004 (which term shall automatically renew for successive one year terms unless FTD provides written notice of termination to the Executive prior to the end of the initial term or any renewal term). The Executive shall perform the duties assigned by FTD from time to time. The Executive shall devote the Executive’s entire business time to the affairs of FTD to the performance of the Executive’s duties under this Agreement and to the promotion of FTD’s interests.

2.	Compensation. As full compensation for the performance by the Executive of the Executive’s duties under this Agreement, FTD shall compensate the Executive as follows:

(a)	Base Salary. During the term of this Agreement, FTD shall pay to the Executive a base salary set annually by the Board of Directors of FTD or FTD, Inc. or the Compensation Committee thereof (collectively, the “Board”), such base salary to initially be $175,000 per year, payable in the periodic installments ordinarily paid by FTD to employees of FTD at comparable levels to the Executive. The Executive shall be entitled to such merit increases in base salary as the Board may determine, in its discretion.

(b)	Performance Bonus. The Executive shall be entitled to participate in a performance bonus as set by the Board based upon performance criteria to be set by the Board.

(c)	Equity Incentive Awards. In the event a Change of Control (as hereinafter defined) occurs during the Executive’s employment, notwithstanding any provision of this Agreement or any other agreement governing any equity incentive awards granted to the Executive, any outstanding stock options or restricted stock awards granted to the Executive by FTD, Inc., FTD or any subsidiary of either company shall vest in full and become immediately exercisable, and any restrictions relating thereto shall lapse, upon the occurrence of such Change of Control.

(d)	Paid Vacation. The Executive shall be entitled to four weeks of paid vacation per year in accordance with FTD’s policies with respect to vacations then in effect.

(e)	Benefits. During the term of Executive’s employment hereunder, the Executive shall be entitled to the additional employment-related benefits (the “Benefits”) that are made available from time to time to employees of FTD at comparable levels to the Executive.

(f)	Expense Reimbursement. FTD shall reimburse the Executive, in accordance with the practice from time to time in effect for other similarly-situated employees of FTD, for all reasonable and necessary travel expenses and other disbursements incurred by the Executive, for or on behalf of FTD, in the performance of the Executive’s duties under this Agreement.

3.	Termination Following a Change of Control.

(a)	Involuntary Termination. If the Executive’s employment hereunder is terminated (other than by the Executive (except as provided under clause (b) below)) or is not renewed pursuant to Section 1 during a Change of Control Severance Period (as hereinafter defined), the Executive shall be entitled to the benefits provided under Section 4(a) hereof; provided, however, that the Executive shall not be entitled to such benefits upon the occurrence of one or more of the following events:

(i)	the Executive’s death;

(ii)	if the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change of Control; or

(iii)	any event described in Section 4(c) hereof under the definition of “Cause”.

(b)	Constructive Termination. The Executive may terminate the Executive’s employment hereunder during the Change of Control Severance Period upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment), in which case the Executive shall be entitled to the benefits provided under Section 4(a) hereof:

(i)	failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, which the Executive held immediately prior to the Change of Control;

(ii)	(A) a material adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position that the Executive held immediately prior to the Change of Control; (B) a reduction in the Executive’s base salary from the rates in effect immediately prior to the Change of Control or a material modification in the scope of the Executive’s right to participate in any bonus program offered to similarly-situated employees; or (C) the termination or denial of the Executive’s rights to Benefits at least as great in the aggregate as are payable thereunder immediately prior to the Change of Control or a reduction in the scope or value thereof other than a general reduction applicable to all similarly-situated employees;

(iii)	a change in circumstances following the Change of Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change of Control, which has rendered the Executive unable to carry out any material portion of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change of Control, which situation is not remedied within 30 calendar days after written notice of such change given by the Executive;

(iv)	the liquidation, dissolution, merger, consolidation or reorganization of FTD or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of FTD under this Agreement; or

(v)	the Executive is required to have his principal location of work changed to any location that is in excess of 50 miles from the Executive’s principal location of work immediately prior to the Change of Control.

For purposes of this Agreement:

(i) “Change of Control” shall mean:

(A)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a

“Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (“Voting Stock”) of FTD, Inc. or FTD, respectively; provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from FTD, Inc. or FTD, (2) any acquisition by FTD, Inc., FTD, any subsidiary of FTD, Inc. or FTD or any employee benefit plan (or related trust) sponsored or maintained by FTD, Inc. or FTD or any such subsidiary or (3) any acquisition by any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates;

(B)	a change in a majority of the members of the Board occurs (1) within one year following the public announcement of an actual or threatened election contest (within the meaning of Rule 14a-11 under the Exchange Act) or the filing of a Schedule 13D or other public announcement indicating a Person intends to effect a change in control of FTD, Inc. or FTD or (2) as a result of a majority of the members of the Board having been proposed, designated or nominated by a Person (other than FTD, Inc. or FTD through the Board or duly authorized committees thereof or through the exercise of contractual rights);

(C)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of FTD, Inc. or FTD (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of the Voting Stock of the entity resulting from such Business Combination is held in the aggregate by (x) the holders of securities entitled to vote generally in the election of directors of FTD, Inc. or FTD immediately prior to such transaction, (y) any employee benefit plan (or related trust) sponsored or maintained by FTD, Inc. or FTD or such entity or any subsidiary of any of them or (z) any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates and (2) at least half of the members of the board of directors of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(D)	approval by the stockholders of FTD, Inc. or FTD of a complete liquidation or dissolution of FTD, Inc. or FTD; and

(ii) “Change of Control Severance Period” shall mean the period of time commencing on the date of a Change of Control and continuing until the earliest of (A) the second anniversary of such Change of Control, (B) the Executive’s death, or (C) the Executive’s retirement.

4.	Severance Compensation.

(a)	Severance Following a Change of Control. If the Executive is entitled to receive benefits pursuant to the terms of Section 3(a) or Section 3(b):

(i)	The Executive, within five business days after the Executive’s demand therefor, shall be entitled to a lump sum payment in an amount equal to (A) base salary for two years (at the highest rate in effect for any period during the three-year period prior to the date of termination), plus (B) two times the Executive’s target performance bonus as set by the Board for the fiscal year in which the Change of Control or the date of termination occurs, whichever is higher, plus (C) any pro rata performance bonus to which the Executive may be entitled pursuant to this Agreement for the fiscal year in which the Change of Control or the date of termination occurs, whichever is higher; and

(ii)	For two years following the date of termination (the “Continuation Period”), the Executive will be provided, at no cost to the Executive, with (A) health benefits substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the date of termination; provided, however, that any such benefits otherwise receivable by the Executive pursuant to this clause (a)(ii)(A) will be reduced to the extent comparable benefits are actually received by the Executive from another employer during the Continuation Period, and any such benefits actually received by the Executive shall be reported by the Executive to FTD, (B) life insurance and disability insurance or coverage at least equivalent to that the Executive was receiving or entitled to receive immediately prior to the date of termination and (C) reasonable and customary executive outplacement services in an amount not to exceed $20,000.

(b)	Other Severance Payments. FTD shall have the right to terminate the Executive’s employment at any time during the term of this Agreement by giving the Executive written notice of the effective date of the termination. If (i) this Agreement is not renewed pursuant to Section 1 or (ii) the Executive’s employment is terminated (A) without Cause by FTD (other than during the Change of Control Severance Period) or (B) by the Executive following the

Executive’s assignment to a position that represents a material diminution in the Executive’s operating responsibilities (other than during the Change of Control Severance Period) (it being understood that a change in the Executive’s title shall not by itself entitle the Executive to terminate the Executive’s employment and receive the right to severance payments under this paragraph), the Executive will be paid (1) continuing salary for one year from the effective date of any such non-renewal or termination of employment and (2) any pro rata performance bonus to which the Executive may be entitled pursuant to this Agreement; provided, however, that in no event shall the Executive be entitled to any payment under this Section 4(b) if the Executive is in breach of the Confidentiality and Non-Competition Agreement.

(c)	Cause. For purposes of this Agreement, “Cause” means any of the following events that FTD or the Board has determined, in good faith, has occurred: (i) the Executive’s continual or deliberate neglect of the performance of the Executive’s material duties; (ii) the Executive’s failure to devote substantially all of the Executive’s working time to the business of FTD and its subsidiaries or affiliated companies; (iii) the Executive’s engaging willfully in misconduct in connection with the performance of any of the Executive’s duties, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of FTD or its subsidiaries or affiliated companies; (iv) the Executive’s willful breach of any confidentiality or nondisclosure agreements with FTD (including this Agreement) or the Executive’s violation, in any material respect, of any code or standard of behavior generally applicable to employees or executive employees of FTD; (v) the Executive’s active disloyalty to FTD, including, without limitation, willfully aiding a competitor or improperly disclosing confidential information; or (vi) the Executive’s engaging in conduct that may reasonably result in material injury to the reputation of FTD, including conviction or entry of a plea of nolo contendre for a felony or any crime involving fraud or embezzlement under federal, state or local laws.

5.	Confidential Information and Non-Competition. The Executive and FTD previously entered into the Confidentiality and Non-Competition Agreement, which provides for (a) non-disclosure of confidential information, (b) non-competition and (c) non-solicitation of customers, suppliers and employees. The Executive hereby acknowledges that such agreement shall continue in full force and effect in accordance with the terms thereof from and after the date hereof and that such continuing force and effect is a material inducement to FTD’s entering into this Agreement. Any severance payment made in accordance with the terms of this Agreement shall be deemed to constitute consideration for both the Executive’s termination of employment and the Executive’s agreement regarding non-competition set forth herein and in the Confidentiality and Non-Competition Agreement.

6.	Limitation on Payments and Benefits. Notwithstanding any other provision of this Agreement to the contrary, in the event that it shall be determined (as hereafter provided) that any payment or distribution by FTD or any of its affiliates to the Executive or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of FTD within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such taxes, then such payments and benefits to be paid or provided shall be reduced to an amount (but not below zero) that would result in the maximum possible net after tax receipts to the Executive from all such payments or distributions (determined by reference to the present value determined in accordance with Section 280G(d)(4) of the Code (or any successor provision thereto) of all such payments net of all such taxes, or any interest or penalties with respect to such taxes, determined by applying the highest marginal rate under Section 1 of the Code (or any successor provision thereto) that applied to the Executive’s taxable income for the immediately preceding taxable year) (the “Reduced Amount”). The fact that the Executive’s payments or benefits may be reduced by reason of the limitations contained in this paragraph will not of itself limit or otherwise affect any of the Executive’s other rights other than pursuant to this Agreement. If it is determined that the Executive should receive a Reduced Amount, FTD will provide the Executive notice to that effect and a copy of the detailed calculation thereof. The Executive will then be entitled to designate the payments or benefits to be so reduced in order to give effect to this paragraph. In the event that the Executive fails to make such designation within ten business days of notification of the reduction in payments or benefits is required pursuant to this paragraph, FTD may effect such reduction in any manner it deems appropriate.

7.	Miscellaneous. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. The Executive and FTD consent to jurisdiction and venue in any federal or state court in the City of Chicago. This Agreement and the Confidentiality and Non-Competition Agreement state the entire agreement and understanding regarding the Executive’s employment with FTD. This Agreement supercedes and replaces in its entirety the Letter Agreement. This Agreement may be amended only by a written document signed by both the Executive and FTD. No delay or failure to exercise any right under this Agreement waives such rights under the Agreement. If any provision of this Agreement is partially or completely invalid or unenforceable, then that provision shall only be ineffective to such extent of its invalidity or unenforceability, and the validity or enforceability of any other provision of this Agreement shall not be affected. Any controversy relating to this Agreement shall be settled by arbitration in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided in the Confidentiality and Non-Competition Agreement. In the event of any inconsistency between this Agreement and any personnel policy or manual of FTD with respect to any matter, this Agreement shall govern the matter.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

FLORISTS’ TRANSWORLD DELIVERY, INC.

By: /S/ ROBERT L. NORTON
Its: CEO

/S/ DANIEL SMITH
Daniel Smith

9